Exhibit 6

March 2, 2017

Red Mountain Capital Partners LLC

10100 Santa Monica Boulevard, Suite 925

Los Angeles, California 90067

Ladies and Gentlemen:

1. Red Mountain Capital Partners LLC, a Delaware limited liability company (“Red Mountain”), and Yuma Energy, Inc., a Delaware corporation (the “Company” and, together with Red Mountain, the “Parties”), understand and agree that, subject to the terms of, and in accordance with, this letter agreement, the Company through its employees or other duly authorized representatives has provided and may provide Red Mountain with certain information about its properties, employees, finances, businesses and operations (including materials provided or made available to the board of directors of the Company (the “Board”) during the time when any person associated with Red Mountain serves on the Board); provided that nothing in this letter agreement obligates the Company to disclose any information if such disclosure would be unlawful, result in a breach by the Company or one of its subsidiaries of a confidentiality agreement with a third party or the Board determines that such information not be provided to Red Mountain. Any such information provided by the Company shall be used by Red Mountain and its Affiliates (as defined below) solely to enable Red Mountain and its Affiliates to evaluate Red Mountain’s investment in the Company. For the avoidance of doubt, if any person associated with Red Mountain serves on the Board, the provisions of this paragraph 1 are not intended to be construed to limit such person’s information or other rights solely in such person’s capacity as a member of the Board.

2. All information about the Company or any third party that is furnished by the Company or its Representatives (as defined below) to Red Mountain before the date hereof, now or in the future, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information”. Proprietary Information does not include, however, any information that: (i) is or becomes generally available to the public other than as a result of a disclosure by Red Mountain, any of its Affiliates or any of their respective Representatives in violation of this letter agreement; (ii) was available to Red Mountain, any of its Affiliates or any of their respective Representatives on a non-confidential basis prior to its disclosure by the Company or its Representatives; (iii) becomes available to Red Mountain, any of its Affiliates or any of their respective Representatives from a person other than the Company or its Representatives who is not subject to any legally binding obligation to keep such information confidential; or (iv) was independently developed by Red Mountain, any of its Affiliates or any of their respective Representatives without use of any of the Proprietary Information. For purposes of this letter agreement, (x) “Affiliates” of Red Mountain shall mean (A) Red Mountain Partners, L.P., a Delaware limited partnership, (B) RMCP GP LLC, a Delaware limited liability company, (C) Red Mountain Capital Management, Inc., a Delaware corporation, (D) RMCP PIV DPC, LP, a Delaware limited partnership, (E) RMCP PIV DPC II, LP, a Delaware limited partnership, (F) RMCP DPC LLC, a Delaware limited liability company, (G) RMCP DPC II LLC, a Delaware limited liability company, and (H) Willem Mesdag, a natural person, (y) “Representative” shall mean, as to any person, its directors, officers, employees, agents and attorneys including as to Red Mountain, J. Christopher Teets, a natural person; and (z) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

3. Subject to paragraph 4 below, unless otherwise agreed to in writing by the Company, Red Mountain shall, (i) except as required by law, keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person (other than to its Affiliates, its Representatives and Representatives of its Affiliates who have a need to know such information for purposes of assisting in Red Mountain’s evaluation of its investment in the Company, provided that each such Affiliate and Representative shall keep confidential all Proprietary Information that is so disclosed or revealed to him or her in accordance with Red Mountain’s confidentiality obligations hereunder with respect to such Proprietary Information); (ii) not use Proprietary Information for any purpose other than enabling Red Mountain to evaluate its investment in the Company; and (iii) except as required by law or legal process, not disclose to any person and cause its Affiliates and Representatives not to disclose to any person the fact that Proprietary Information has been disclosed to Red Mountain, provided that, for the avoidance of doubt, the disclosure of the existence of this letter agreement and the filing of this letter agreement as an exhibit to any Schedule 13D filed under the Securities Exchange Act of 1934 (“Exchange Act”) or amendment thereto shall not be deemed to be a breach of the foregoing clause (iii). Red Mountain will be responsible for any violation of the confidentiality provisions of this letter agreement by its Affiliates, its Representatives and the Representatives of its Affiliates as if they were parties hereto. The obligations of Red Mountain contained in this paragraph 3 to keep Proprietary Information confidential shall survive any termination or expiration of this letter agreement solely for a period of two years from and after such termination or expiration.

4. In the event that Red Mountain, any of its Affiliates or any of their respective Representatives is requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system applicable to Red Mountain or any of its Affiliates) or by legal process to disclose any Proprietary Information, Red Mountain shall provide the Company with prompt written notice of such request or requirement but in no event more than two business days after Red Mountain knows of such request if practicable in order to enable the Company (i) to seek an appropriate protective order or other remedy, (ii) to consult with Red Mountain with respect to the Company’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not timely sought or obtained, or the Company waives compliance, in whole or in part, with the terms of this letter agreement, Red Mountain shall (x) use commercially reasonable best efforts to disclose only that portion of the Proprietary Information which is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment and (y) provide the Company with the text of such required disclosure as far in advance of its disclosure as reasonably practicable and consider in good faith the Company’s suggestions concerning the nature and scope of the information to be contained therein. In the event that Red Mountain has complied, in all material respects, with the provisions of this paragraph 4, such disclosure may be made by Red Mountain, such Affiliate or such Representative, as applicable, without any liability hereunder.

5. For a period commencing on the date of this letter agreement and ending on the later to occur of (i) December 31, 2017 or (ii) three months after the date upon which no persons associated with Red Mountain are serving on the Board, none of Red Mountain, its Affiliates or any other persons affiliated with Red Mountain shall, without the prior written consent of the Company or the Board, directly or indirectly:

(a)	make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

(b)	nominate, or seek to nominate, directly or indirectly, any other person to the Board;

(c)	make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets (including, for the avoidance of doubt and without limitation, a tender offer);

(d)	form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; provided that, for the avoidance of doubt, the existence of a group consisting of Red Mountain, its Affiliates and other persons affiliated with Red Mountain shall not be deemed to be a violation of this subparagraph (d);

(e)	otherwise act or seek to control or influence the Board or the management or policies of the Company;

(f)	take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in subparagraphs (a) through (d) above; or

(g)	request that the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph 5.

For the avoidance of doubt, if any person associated with Red Mountain serves on the Board, the provisions of this paragraph 5 are not intended to be construed to limit such person’s confidential communications with the Company or the Board in such person’s capacity as a member of the Board.

6. Notwithstanding anything to the contrary herein, Red Mountain may, in its sole discretion, terminate the provisions of paragraph 5 of this letter agreement (including all restrictions thereunder on the activities in which Red Mountain, its Affiliates and other persons affiliated with Red Mountain may engage with respect to the Company) by delivering written notice of such termination to the Company at any time after the approval by the Board of:

(a)	any sale of more than 50% of the assets of the Company and its subsidiaries, taken as a whole;

(b)	the beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) by any person (other than Red Mountain and its Affiliates) of more than 20% of any class of outstanding equity securities of the Company, including any equity issuance, tender offer, exchange offer or other transaction or series of transactions that, if consummated, would result in any person beneficially owning more than 20% of any class of outstanding equity securities of the Company; or

(c)	any merger, consolidation or other business combination involving the Company or any of its subsidiaries and a third party, other than any such transaction where (i) the holders of equity securities of the Company outstanding immediately prior to such transaction continue to hold a majority of the equity securities of the surviving or resulting company or its ultimate parent immediately after giving effect to the transaction, and (ii) does not otherwise involve either (A) any sale of more than 50% of the assets of the Company and its subsidiaries, taken as a whole or (B) where no person after such transaction (other than Red Mountain) will beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) more than 20% of any class of outstanding equity securities of the Company.

7. In addition, if the Board undertakes a formal process to solicit proposals with respect to any of the foregoing in paragraph 6 or, with respect to unsolicited proposals, determines that any proposal relating to any of the foregoing is reasonably likely to be approved, the Company shall notify Red Mountain that paragraph 5(g) has been waived by the Company.

8. To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Proprietary Information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates the Company to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

9. Red Mountain acknowledges and understands that neither the Company nor any of its Representatives makes any express or implied representation or warranty as to the accuracy, completeness or timeliness of any Proprietary Information, and Red Mountain agrees that none of such persons shall have any liability to any of Red Mountain, any of its Affiliates or any of their respective Representatives relating to or arising from the use of any Proprietary Information.

10. At any time after the termination of this letter agreement, and upon the request of the Company, Red Mountain shall within 10 business days deliver to the Company or destroy (provided that any such destruction shall be certified in writing by Red Mountain) all Proprietary Information and all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the possession of Red Mountain, any of its Affiliates or any of their respective Representatives; provided that Red Mountain, its Affiliates and their respective Representatives (x) shall be permitted to retain a copy of such Proprietary Information to the extent such person believes in good faith that the retention of such copy is required under applicable law (including the recordkeeping requirements under the Investment Advisers Act of 1940, as amended) and (y) shall not be required to delete or otherwise destroy any data stored on any computer backup tapes or other media or system used by any of Red Mountain, its Affiliates or their respective Representatives primarily for backup purposes. Red Mountain acknowledges that the Company reserves the right, in its sole discretion and without giving any reason therefor, to request the return or destruction of Proprietary Information pursuant to this paragraph 10.

11. Red Mountain is aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

12. Without prejudice to the rights and remedies otherwise available to either party hereto, the Company shall be entitled to equitable relief by way of injunction or otherwise without the posting of any bond or security if Red Mountain, any of its Affiliates or any of their respective Representatives breaches or threatens to breach any of the provisions of this letter agreement.

13. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

14. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each Party hereby irrevocably and unconditionally consents to the exclusive institution and resolution of any action, suit or proceeding of any kind or nature with respect to or arising out of this letter agreement brought by any Party in the Chancery Court of the State of Delaware and the appellate courts thereof. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.

15. This letter agreement contains the entire agreement between the Parties concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding unless approved in writing by the Parties or such modification or waiver is made by an applicable Party pursuant to the express terms of any of the above paragraphs.

16. This letter agreement shall terminate automatically upon written notice thereof by the Company to Red Mountain or upon the later to occur of (i) December 31, 2017 or (ii) the date upon which no persons associated with Red Mountain are serving on the Board; provided that Red Mountain’s obligations under paragraphs 3, 5 and 6 shall terminate as provided for therein.

17. This letter agreement may be executed in two or more counterparts (including by fax and .pdf), which together shall constitute a single agreement.

Please confirm your agreement with the foregoing by signing and returning this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement.

Very truly yours,

YUMA ENERGY, INC.

By:	/s/ Sam Banks
Name: Sam Banks
Title: CEO

ACCEPTED AND AGREED as of the date first written above:

RED MOUNTAIN CAPITAL PARTNERS LLC

By:	/s/ J. Christopher Teets
Name:	J. Christopher Teets
Title:	Authorized Signatory

[Signature Page to Letter Agreement]